Exhibit 99.1

BurgerFi Reports First Quarter 2023 Results

Revenue Grows 2% to $45.7 million in First Quarter

Reiterates Fiscal Year 2023 Guidance

Conference Call Today, May 16, at 4:30 p.m. ET

FORT LAUDERDALE, FL – May 16, 2023 – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), today reported financial results for the first quarter ended April 3, 2023.

Highlights for the First Quarter 2023
•Total revenue increased to $45.7 million in the first quarter 2023 compared to $44.9 million in the prior year quarter driven by Anthony’s same-store sales growth
◦Consolidated systemwide sales increased to $73.4 million compared to $73.1 million in the prior period
◦Systemwide sales for BurgerFi decreased 1% to $40.3 million in the first quarter compared to the prior period
◦Same-store sales growth of 3% at Anthony’s in the first quarter of 2023 compared to the prior period
◦Systemwide same-store sales decrease of 4% at BurgerFi in the first quarter of 2023 compared to the prior period
•Opened two new BurgerFi brand franchised restaurants in the first quarter, one new Burgerfi franchised location in the second quarter to date, and expects to open an additional new Burgerfi franchised location by month end
•Consolidated restaurant-level operating expenses as a % of restaurant sales improved 260 basis points when compared to the prior year quarter, driven through both brands
•Net loss of $9.2 million or $(0.39) per diluted share in the first quarter 2023 compared to net loss of $13.6 million or $(0.62) per diluted share compared to prior year quarter
•Adjusted EBITDA1 of $2.6 million in the first quarter 2023 compared to $2.3 million in the prior year quarter

Management Commentary

Ophir Sternberg, Executive Chairman of BurgerFi, stated, “We kicked off 2023 with an increase in revenue, improved operating margins in both brands and higher adjusted EBITDA and remain on track to achieve our annual guidance. Year to date, we have opened three new franchised BurgerFi locations with plans to open a total of 15-20 new franchised restaurants this year, including our first franchised Anthony’s. I believe we are in the early innings of our growth strategy and am pleased with the progress made during the Company’s first quarter.”

Sternberg continued, “I remain confident in the opportunities ahead at both Burgerfi and Anthony’s. As a result, as previously announced in February, myself, through Lionheart, and certain senior members of the management team purchased additional shares of Burgerfi, so we are collectively the largest shareholders in the company with approximately 21% of the shares outstanding.”

Exhibit 99.1
First Quarter 2023 Key Metrics1 Summary

	Consolidated
(in thousands except for percentage data)	Quarter Ended April 3, 2023	Quarter Ended March 31, 2022[2]
Systemwide Restaurant Sales	$73,445	$73,096
Systemwide Restaurant Sales Growth	—%	7%
Systemwide Restaurant Same Store Sales Growth	(1)%	3%
Corporate-Owned Restaurant Sales	$43,310	$41,978
Corporate-Owned Restaurant Sales Growth	3%	14%
Corporate-Owned Restaurant Same Store Sales Growth	1%	9%
Franchise Restaurant Sales	$30,135	$31,119
Franchise Restaurant Sales Growth	(3)%	(2)%
Franchise Restaurant Same Store Sales Growth	(3)%	(4)%
Digital Channel % of Systemwide Sales	32%	37%

	Quarter Ended April 3, 2023		Quarter Ended March 31, 2022
(in thousands, except for percentage data)	BurgerFi	Anthony's	BurgerFi	Anthony's2
Systemwide Restaurant Sales	$40,300	$33,145	$40,559	$32,537
Systemwide Restaurant Sales Growth	(1)%	2%	2%	13%
Systemwide Restaurant Same-Store Sales Growth	(4)%	3%	(5)%	13%
Corporate-Owned Restaurant Sales	$10,165	$33,145	$9,441	$32,537
Corporate-Owned Restaurant Sales Growth	8%	2%	16%	13%
Corporate-Owned Restaurant Same-Store Sales Growth	(6)%	3%	(8)%	13%
Franchise Restaurant Sales	$30,135	N/A	$31,119	N/A
Franchise Restaurant Sales Growth	(3)%	N/A	(2)%	N/A
Franchise Restaurant Same-Store Sales Growth	(3)%	N/A	(4)%	N/A
Digital Channel % of Systemwide Sales	30%	34%	36%	39%

1.Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

2.Included within Systemwide Restaurant Sales Growth, Systemwide Restaurant Same-Store Sales Growth, Corporate-Owned Restaurant Sales Growth and Corporate-Owned Restaurant Same-Store Sales Growth data presented above is information for Anthony's for the respective periods in 2021 which is presented only for informational purposes as Anthony's was not under common ownership until November 2021, the date of acquisition.

First Quarter 2023 Financial Results

Total revenue in the first quarter of 2023 increased 2% to $45.7 million compared to $44.9 million in the year-ago quarter, primarily driven by the additional revenue from new restaurants opened during the period and an increase in same-store sales at Anthony’s, partially offset by a decrease in same-store sales at BurgerFi. For the BurgerFi brand, same-store sales decreased 6% and 3% in corporate-owned and franchised locations, respectively, an improvement in trend when compared to the fourth quarter of 2022. For the Anthony’s brand, same-store sales for the first quarter increased 3% over the prior year period, continuing the positive trend from the fourth quarter 2022.

Exhibit 99.1
Restaurant-level operating expenses for the first quarter of 2023 were $36.1 million compared to $36.4 million in the first quarter of 2022. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, improved 100 basis points for the first quarter of 2023, compared to the first quarter of 2022, primarily due to lower food costs partially offset by lower leverage on sales. For the Anthony's brand, restaurant-level operating expenses, as a percentage of sales, improved 310 basis points for the first quarter of 2023, compared to the first quarter of 2022, driven primarily by lower food costs.

Net loss in the first quarter was $9.2 million compared to a net loss of $13.6 million in the year-ago quarter, primarily due to lower share-based compensation, depreciation and amortization expenses.

Adjusted EBITDA in the first quarter of 2023 increased 12% to $2.6 million compared to $2.3 million in the first quarter of 2022, driven by improved profitability from Anthony’s resulting from higher same-store sales and lower food costs. See the definition of Adjusted EBITDA, a financial measure that is a non-generally accepted accounting principle in the United States (“GAAP”), and the reconciliation to the most comparable GAAP measure below.

Restaurant Development

As of April 3, 2023, the Company operated and franchised 172 total restaurants of which 112 were BurgerFi (27 corporate-owned and 85 franchised) and 60 were corporate-owned Anthony’s. During the first quarter 2023, there were two franchised BurgerFi restaurants opened, two locations transferred from franchisees to corporate-owned, and four franchise closures.

Second quarter to date, BurgerFi opened one franchised location with a second franchised location expected by month end.

2023 Outlook

Management is reiterating its outlook for the fiscal year 2023:

•Annual revenues of $175-180 million
•Consolidated low single-digit same-store sales growth for corporate-owned locations
•15-20 new franchised restaurants, including one new Anthony's
•Adjusted EBITDA of $10-12 million
•Capital expenditures of approximately $2 million

Conference Call

The Company will hold a conference call today, May 16, 2023, at 4:30 p.m. Eastern time to discuss its first quarter 2023 results.

Date: Tuesday, May 16, 2023
Time: 4:30 p.m. Eastern time
Toll-free dial-in number: (877) 300-8521
International dial-in number: (412) 317-6026
Conference ID: 10170971

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Key Metrics Definitions

The following definitions apply to the terms listed below:

Exhibit 99.1
“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned store sales performance. Systemwide Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens, and corporate-owned restaurants after 14 months of operations. See definition below for “Same-Store Sales”.

“Corporate-Owned Restaurant Sales” represent the sales generated only by corporate-owned restaurants. Corporate-Owned Restaurant Sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-Owned Restaurant Same-Store Sales growth refers to the percentage change in sales at all corporate-owned restaurants after 14 months of operations. These measures highlight the performance of existing corporate-owned restaurants.

“Franchise Restaurant Sales” represent the sales generated only by franchisee-owned restaurants and are not recorded as revenue, however, the royalties based on a percentage of these franchise restaurant sales are recorded as revenue. Franchise Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants in one period from the same period in the prior year. Franchise Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants after 14 months of operations. These measures highlight the performance of existing franchised restaurants.

“Same-Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of Same-Store Sales after 14 months of operations. A restaurant which is temporarily closed, is included in the Same-Store Sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the Same-Store Sales computation. Our calculation of Same-Store Sales may not be comparable to others in the industry.

“Digital Channel” % of systemwide sales is used to measure performance of our investments made in our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for the Company as compared to some of our competitors. Digital Channel as percentages of Systemwide Restaurant Sales are indicative of the sales placed through our digital platforms and the percentage of those digital sales when compared to total sales at all our franchised and corporate-owned restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net loss before share-based compensation expense, depreciation and amortization expense, interest expense (which includes accretion on the value of preferred stock and interest accretion on related party note), restructuring costs, merger, acquisition and integration costs, legal settlements, store closure costs, pre-opening costs, loss on change in value of warrant liability and income tax benefit.

Unless otherwise stated, Systemwide Restaurant Sales, Systemwide Sales growth, and Same-Store Sales are presented on a systemwide basis, which means they include franchise restaurants and company-owned restaurants. Franchise restaurant sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and brand royalty revenues are calculated based on a percentage of franchise sales.

Exhibit 99.1
About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi is the owner and franchisor of the two following brands with a combined 172 locations.

BurgerFi. BurgerFi is among the nation’s fast casual better burger concepts with 112 BurgerFi restaurants (85 franchised and 27 corporate-owned) as of April 3, 2023. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high quality Wagyu Beef Blend Burgers, Antibiotic and Cage-Free Chicken offerings, Fresh, Hand-Cut Sides, and Frozen Custard Shakes and Concretes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival, "Best Fast Casual Restaurant" in USA Today's 10Best 2022 Readers' Choice Awards for the second consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Reports awarded BurgerFi an “A Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 60 corporate-owned casual restaurant locations, as of April 3, 2023. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of this non-GAAP financial measure. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

A reconciliation of Adjusted EBITDA guidance is not being provided due to the nature of this forward-looking non-GAAP measure containing certain elements that are impractical to predict given their market-based nature, such as share-based compensation expense and gain and losses on change in value of warrant liabilities, without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information, nor can we accurately predict all of the components of the applicable non-GAAP financial measure and reconciling adjustments thereto; accordingly, guidance for the corresponding GAAP measure may be materially different than guidance for the non-GAAP measure. Such forward looking information is also subject to uncertainty and various risks, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Exhibit 99.1

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, liquidity, prospects or financial results, long-term opportunities, executing on growth strategies, launch of the Anthony’s franchise system, increased revenue, improved operating margins in both brands and higher adjusted EBITDA, store opening plans, and expectations regarding adjusted EBITDA in 2023, as well as statements set forth under the section titled “2023 Outlook” above. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended January 2, 2023, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to continue to access liquidity from our credit agreement and remain compliant with financial covenants therein, as well as to successfully realize the expected benefits of the acquisition of Anthony’s or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:
ICR
Michelle Michalski
IR-BFI@icrinc.com
646-277-1224

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
Ink Link Marketing
Kim Miller
Kmiller@inklinkmarketing.com

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Balance Sheets

	Unaudited
(in thousands, except for per share data)	April 3, 2023	January 2, 2023
Assets
Current Assets
Cash	$9,026	$11,917
Accounts receivable, net	1,971	1,926
Inventory	1,450	1,320
Assets held for sale	1,482	732
Prepaid expenses and other current assets	3,095	2,564
Total Current Assets	17,024	18,459
Property & equipment, net	19,120	19,371
Operating right-of-use assets, net	45,131	45,741
Goodwill	31,621	31,621
Intangible assets, net	157,335	160,208
Other assets	990	1,380
Total Assets	$271,221	$276,780
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable - trade and other	$8,797	$8,464
Accrued expenses	8,698	10,589
Short-term operating lease liability	12,735	9,924
Short-term borrowings, including finance leases	3,490	4,985
Other current liabilities	2,983	6,241
Total Current Liabilities	36,703	40,203
Non-Current Liabilities
Long-term borrowings, including finance leases	50,523	53,794
Redeemable preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,120,000 shares issued and outstanding as of April 3, 2023 and January 2, 2023, $53 million principal redemption value	52,439	51,418
Long-term operating lease liability	40,166	40,748
Related party note payable	14,374	9,235
Deferred income taxes	1,223	1,223
Other non-current liabilities	1,325	1,212
Total Liabilities	196,753	197,833
Stockholders' Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized, 23,823,105 and 22,257,772 shares issued and outstanding as of April 3, 2023 and January 2, 2023, respectively	2	2
Additional paid-in capital	310,768	306,096
Accumulated deficit	(236,302)	(227,151)
Total Stockholders' Equity	74,468	78,947
Total Liabilities and Stockholders' Equity	$271,221	$276,780

Exhibit 99.1
BurgerFi International Inc., and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
(in thousands, except for per share data)	April 3, 2023	March 31, 2022
Revenue
Restaurant sales	$43,316	$42,359
Royalty and other fees	1,969	2,103
Royalty - brand development and co-op	441	471
Total Revenue	45,726	44,933
Restaurant level operating expenses:
Food, beverage and paper costs	11,611	12,807
Labor and related expenses	13,216	12,583
Other operating expenses	7,456	7,192
Occupancy and related expenses	3,834	3,833
General and administrative expenses	6,573	6,030
Depreciation and amortization expense	3,227	4,444
Share-based compensation expense	4,674	7,376
Brand development, co-op and advertising expenses	1,096	714
Store closure costs	121	514
Restructuring costs	918	—
Pre-opening costs	—	474
Total Operating Expenses	52,726	55,967
Operating Loss	(7,000)	(11,034)
Interest expense, net	(2,078)	(2,071)
Loss on change in value of warrant liability	(73)	(534)
Other loss	—	(33)
Loss before income taxes	(9,151)	(13,672)
Income tax benefit	—	112
Net loss	(9,151)	(13,560)

Weighted average common shares outstanding:
Basic	23,568,032	21,962,165
Diluted	23,568,032	21,962,165

Net loss per common share:
Basic	$(0.39)	$(0.62)
Diluted	$(0.39)	$(0.62)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Quarter Ended
(in thousands)	April 3, 2023	March 31, 2022
Net loss	$(9,151)	$(13,560)
Share-based compensation expense	4,674	7,376
Depreciation and amortization expense	3,227	4,444
Interest expense	2,078	2,071
Restructuring costs	918	—
Merger, acquisition and integration	328	412
Legal settlements	282	125
Store closure costs	121	514
Loss on change in value of warrant liability	73	534
Pre-opening costs	—	474
Income tax benefit	—	(112)
Adjusted EBITDA	$2,550	$2,278

Segment Adjusted EBITDA
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	BurgerFi		Anthony's
(in thousands)	Quarter Ended April 3, 2023	Quarter Ended March 31, 2022	Quarter Ended April 3, 2023	Quarter Ended March 31, 2022
Net (loss) income	$(9,597)	$(12,960)	$446	$(600)
Share-based compensation expense	4,674	7,376	—	—
Depreciation and amortization expense	2,090	2,507	1,137	1,937
Interest expense	918	965	1,160	1,106
Restructuring costs	665	—	253	—
Merger, acquisition and integration costs	328	346	—	66
Legal settlements	282	125	—	—
Store closure costs	65	534	56	(20)
Loss on change in value of warrant liability	73	534	—	—
Pre-opening costs	—	474	—	—
Income tax benefit	—	(110)	—	(2)
Adjusted EBITDA	$(502)	$(209)	$3,052	$2,487

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended April 3, 2023		Quarter Ended March 31, 2022
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$43,316	100.0%	$42,359	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	11,611	26.8%	12,807	30.2%
Labor and related expenses	13,216	30.5%	12,583	29.7%
Other operating expenses	7,456	17.2%	7,192	17.0%
Occupancy and related expenses	3,834	8.9%	3,833	9.0%
Total	$36,117	83.4%	$36,415	86.0%

Anthony’s Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended April 3, 2023		Quarter Ended March 31, 2022
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$33,145	100.0%	$32,537	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	8,663	26.1%	9,777	30.0%
Labor and related expenses	10,240	30.9%	9,833	30.2%
Other operating expenses	5,369	16.2%	5,249	16.1%
Occupancy and related expenses	2,953	8.9%	2,873	8.8%
Total	$27,225	82.1%	$27,732	85.2%

Exhibit 99.1
BurgerFi Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended April 3, 2023		Quarter Ended March 31, 2022
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$10,171	100.0%	$9,822	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	2,948	29.0%	3,030	30.8%
Labor and related expenses	2,976	29.3%	2,750	28.0%
Other operating expenses	2,087	20.5%	1,943	19.8%
Occupancy and related expenses	881	8.7%	960	9.8%
Total	$8,892	87.4%	$8,683	88.4%

BurgerFi International Inc., and Subsidiaries
Segment Unit Counts

	Quarter Ended April 3, 2023

	Corporate-owned	Franchised	Total
Total BurgerFi and Anthony's brands	87	85	172

BurgerFi stores, beginning of the period	25	89	114
BurgerFi stores opened	—	2	2
BurgerFi stores acquired / (transferred)	2	(2)	—
BurgerFi stores closed	—	(4)	(4)
BurgerFi total stores, end of the period	27	85	112

Anthony's stores, beginning of period	60	—	60
Anthony's total stores, end of the period	60	—	60